PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J .Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  Annual and Quarterly Loss Due to
Credit Costs

Baltimore, Md. July 23, 2010 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net loss available for common shareholders of $2.7 million or $1.39 diluted loss per share for its fiscal year ending June 30, 2010 as compared to an audited net loss of $5.6 million or $2.93 diluted loss per share for the prior year.

For the quarter ended June 30, 2010 the Company incurred a net loss available for common shareholders of $542,000 or $0.28 diluted loss per share as compared to a net loss of $4.9 million or $2.56 diluted loss per share for the prior year comparable period.

The Company’s 2010 results were significantly impacted by year to date and quarterly credit costs as the provisions for loan losses were $3.7 million and $325,000, respectively, and costs associated with foreclosed real estate totaled $1.4 million and $334,000, respectively.

 As of June 30, 2010, Patapsco Bancorp, Inc. reported assets of $270 million, deposits of $229 million and total stockholders’ equity of $17.4 million compared to $268 million, $208 million and $19.7 million at June 30, 2009, the Company’s previous fiscal year end.

In regards to credit quality, the Company’s non-performing loans were 4.85% of total loans at year-end compared to 5.11% the previous year and 6.11% at March 31, 2010.   The Company has no loans or leases 90 days past due that are still accruing interest.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm and Carney and its Baltimore City office located in Hampden.

PRESS RELEASE

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

	For the Twelve Months Ended		For the Three Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009

OPERATING RESULTS:
Interest Income	$13,840	$15,697	$3,243	$3,637
Interest Expense	5,382	7,059	1,238	1,664
Net Interest Income	8,458	8,638	2,005	1,973
Provision For Loan Losses	3,701	5,902	326	3,451
Net Interest Income/(Loss) After Provision
for Loan Losses	4,757	2,736	1,679	(1,478)
Other Noninterest Income	771	841	98	214
Goodwill Impairment Charge	0	2,954	0	2,954
Noninterest Expense	9,387	7,734	2,482	1,785
Income Tax Benefit	(1,510)	(1,645)	(245)	(1,198)
Net Loss	(2,349)	(5,466)	(460)	(4,805)
Preferred Stock Dividends	327	173	82	82
Net Loss Available for Common Shareholders	$(2,676)	$(5,639)	$(542)	$(4,887)

PER SHARE DATA:
Net Loss per Common Share, Basic	$(1.39)	$(2.93)	$(0.28)	$(2.56)
Net Loss per Common Share, Diluted	$(1.39)	$(2.93)	$(0.28)	$(2.56)

Book Value per Common Share	$5.84	$7.11
Tangible Book Value per Common Share (1)	$5.74	$6.98
Period-End Common Stock Price	$2.49	$3.40
Common Stock Price as a Percentage of Tangible Book Value	43.38%	48.71%

PERFORMANCE RATIOS: (2)
Return on Average Assets	-0.89%	-2.05%	-0.69%	-7.10%
Return on Average Equity	-11.98%	-24.45%	-9.41%	-78.80%
Net Interest Margin	3.40%	3.44%	3.28%	3.10%
Net Interest Spread	3.23%	3.16%	3.12%	2.84%

	At
	June 30,	June 30,
	2010	2009
BALANCES:
Net Loans	$197,001	$216,927
Total Assets	$269,723	$268,367
Deposits	$228,789	$207,795
Borrowings	$22,100	$39,300
Stockholders' Equity	$17,370	$19,692

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage Ratio	7.76%	7.98%
Bank Tier 1 Risked Based Ratio	11.09%	10.33%
Bank Total Risked Based Ratio	12.35%	11.58%
Allowance For Loan Losses to Total Loans	1.84%	1.37%
Nonperforming Assets to Total Assets	4.73%	4.66%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended June 30, 2010 and 2009 are annualized.